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                                                                    Exhibit 6.29

                            SECOND AMENDMENT OF LEASE

PARTIES:

This amendment of Lease is entered into this 11th day of July, 1996, by and between ROEBBELEN LAND COMPANY, A California Limited Partnership (hereinafter referred to as "Landlord") and FOOD EXTRUSION, INC. (hereinafter referred to as "Tenant").

RECITALS:

Landlord and Tenant entered into a written Commercial Lease and Deposit Receipt dated December 23, 1991, which was amended by a First Amendment of Lease dated January 19, 1994, for the lease of certain premises located at 1241 Hawks Flight Court, Suite 103, El Dorado Hills, California 95762 (hereinafter referred to as the "Premises").

Under a separate lease (hereinafter referred to as the "Separate Lease"), Tenant has leased from Landlord additional space known as Suites D, E and F, 1261 Hawks Flight Court, El Dorado Hills, California 95762, which Separate Lease has a term often years commencing October 1, 1996 and expiring September 30, 2006.

Landlord and Tenant desire to extend the term of the Lease to be concurrent with the term of the Separate Lease.

Landlord and Tenant desire by this Agreement to amend the Lease as hereinafter provided.

TERMS:

NOW, THEREFORE, the parties agree as follows:

1. Term: The expiration date of the Lease shall be changed from January 19, 1997, the current expiration date, to September 30, 2006, the new expiration

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date.  The  Tenant  shall  have the  unilateral  right to  terminate  the  Lease effective September 30, 2001, by giving the Landlord six months prior written notice of its intention to terminate the Lease.

2. Rent: The rent payments for the extended term are scheduled on the "Rent Rider" attached to this Second Amendment of Lease and are summarized as follows:

October 1, 1996 through September 30, 1998 $70,584.00 per year October 1, 1998 through September 30, 2000 $72,348.60 per year October 1, 2000 through September 30, 2002 $74,157.32 per year October 1, 2002 through September 30, 2004 $76,011.25 per year October 1, 2004 through September 30, 2006 $77,911.53 per year

The rent shall be paid in advance in annual installments on October 1st of each lease year in the amounts stipulated above and on the Rent Rider. The first annual installment of rent in the amount of $70,584.00 shall be due on October 1, 1996, for the period from October 1, 1996, through September 30, 1997. The Tenant shall receive a credit from the Landlord against the first annual installment of rent in the amount of $21,371.27 for prepaid rent for the period from October 1, 1996, through January 19, 1997. The net amount of the first installment of rent after credit for the prepaid rent shall be $49,212.73. All rents shall be paid to Landlord or its authorized agent at 1241 Hawks Flight Court, El Dorado Hills, California 95762, or at such other places as may be designated by Landlord from tie to time. In the event rent is not paid within fifteen (15) days after the due date, the Tenant agrees to pay a late charge of $250.00 plus interest at 1 1/2% per month on the delinquent amount. The late charge is not a grace period, and the Landlord is entitled to make written demand for any rent if not paid when due. Any unpaid balances remaining after termination of occupancy are subject to 11/2% interest per month or the maximum rate allowed by law.

All other terms and conditions of the Lease shall remain the same.

IN WITNESS WHEREOF, this Amendment of Lease has been duly executed by the parties as of the date first above written.

Landlord:                                                 Tenant:

ROEBBELEN LAND COMPANY,                                   FOOD EXTRUSION, INC.
A California Limited                                      A Nevada corporation
Partnership

By: /s/ David Thuleen                                     By:/s/ D.L. McPeak
   -------------------                                       -------------------
David Thuleen                                             Daniel McPeak
General Partner                                           Chairman of the Board
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                                   RENT RIDER
                              FOOD EXTRUSION, INC.

                       1241 Hawks Flight Court, Suite 103
                        El Dorado Hills, California 95762

                                                       RENT
Lease  Date                   Rent                   Office
Year   From       To          Escalator    Per SF/Mo Total/Mo    Total/Yr
----   ----       --          ---------    --------- --------    --------
1      10/01/96   09/30/97    N/A          1.05      12.64       70,584.00

2      10/01/97   09/30/98    0.00%        1.05      12.64       70,584.00

3      10/01/98   09/30/99    2.50%        1.08      12.96       72,348.60

4      10/01/99   09/30/00    0.00%        1.08      12.96       72,348.60

5      10/01/00   09/30/01    2.50%        1.11      13.28       74,157.32

6      10/01/01   09/30/02    0.00%        1.11      13.28       74,157.32

7      10/01/02   09/30/03    2.50%        1.13      13.61       76,011.25

8      10/01/03   09/30/04    0.00%        1.13      13.61       76,011.25

9      10/01/04   09/30/05    2.50%        1.16      13.96       77,911.53

10     10/01/05   09/30/06    0.00%        1.16      13.96       77,911.53

Cumulative Change, Yrs 1-10  10.38%        0.11       1.31        7,327.53

Notes:
          1.       Total Office Area                                   5,583 sf

          2.       First Year Net Rent:
                   Total First year rent:                     70,584.00
              Less: Prepaid Rent
                  10/01/96          10/31/96  (5,882.00)
                  11/01/96          11/30/96  (5,882.00)
                  12/01/96          12//31/96 (5,882.00)
                  01/01/96          01/19/96  (3,725.27)
                  Subtotal Prepaid Rent                       (21,371.27)
                  Net First Year Rent                          49,212.73